EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS AND DECLARES QUARTERLY CASH DISTRIBUTION

•Reported net income of $11.5 million and adjusted EBITDA of $40.0 million for the first quarter of 2022
•Reduced adjusted leverage from 4.19 times at December 31, 2021 to 3.87 times at March 31, 2022
•Announces upward revision to 2022 financial guidance

KILGORE, Texas, April 20, 2022 (GLOBE NEWSWIRE) -- Martin Midstream Partners L.P. (Nasdaq:MMLP) ("MMLP" or the "Partnership") today announced its financial results for the first quarter of 2022.

Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership stated, “The Partnership experienced an exceptional quarter benefiting from increased refinery utilization and strong demand for our products and services. For the period, we generated $40.0 million in adjusted EBITDA which exceeded the high end of our first quarter guidance by approximately $10.0 million. During the quarter, we successfully managed supply chain challenges, labor availability and fluctuating commodity prices as the Russian invasion of Ukraine created global market instability. Looking forward, the outlook remains solid for our refinery services business model and as a result we are increasing our 2022 adjusted EBITDA guidance range to $110 - $120 million.

“On March 31 2022, the Partnership’s adjusted leverage ratio was 3.87 times compared to 4.19 times on December 31, 2021. For the past few years we have been focused on reducing leverage to enhance the balance sheet and return value to our unitholders. During that time, we have made significant progress toward our adjusted leverage goal of 3.75 times and believe the Partnership is in an excellent position as we look to improve our capital structure this year.”

FIRST QUARTER 2022 OPERATING RESULTS BY BUSINESS SEGMENT

TERMINALLING AND STORAGE (“T&S”)

T&S Operating Income for the three months ended March 31, 2022 and 2021 was $3.9 million and $3.4 million, respectively.

Adjusted segment EBITDA for T&S was $11.6 million and $10.6 million, for the three months ended March 31, 2022 and 2021, respectively, reflecting strong demand in our lubricant and specialty products divisions.

TRANSPORTATION

Transportation Operating Income for the three months ended March 31, 2022 was $7.0 million compared to an operating loss of $1.3 million for the three months ended March 31, 2021.

Adjusted segment EBITDA for Transportation was $10.5 million and $2.7 million for the three months ended March 31, 2022 and 2021, respectively, reflecting higher land transportation rates and load count counterbalanced by rising labor and operating costs, coupled with increased marine day rates and fleet utilization.

SULFUR SERVICES

Sulfur Services Operating Income for the three months ended March 31, 2022 and 2021 was $12.7 million and $6.4 million, respectively.

Adjusted segment EBITDA for Sulfur Services was $15.3 million and $9.2 million for the three months ended March 31, 2022 and 2021, respectively, reflecting strong demand for agricultural products.

NATURAL GAS LIQUIDS (“NGL”)

NGL Operating Income for the three months ended March 31, 2022 and 2021 was $6.0 million and $11.1 million, respectively.

Adjusted segment EBITDA for NGL was $6.6 million and $12.2 million for the three months ended March 31, 2022 and 2021, respectively, primarily reflecting a decrease in volumes as the first quarter of 2021 benefited from an increased seasonal demand.

UNALLOCATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE (“USGA”)

USGA expenses included in operating income for the three months ended March 31, 2022 and 2021 were $4.2 million and $3.9 million, respectively.

USGA expenses included in adjusted EBITDA for the three months ended March 31, 2022 and 2021 were $4.1 million and $3.7 million, respectively, primarily reflecting an increase in employee related expenses.

CAPITALIZATION

At March 31, 2022, the Partnership had $489 million of total debt outstanding, including $143 million drawn on its $275 million revolving credit facility, $54 million of senior secured 1.5 lien notes due 2024 and $292 million of senior secured second lien notes due 2025. At March 31, 2022, the Partnership had liquidity of approximately $107 million from available capacity under its revolving credit facility, an increase of $14 million from December 31, 2021. The Partnership’s adjusted leverage ratio, as calculated under the revolving credit facility, was 3.9 times and 4.2 times on March 31, 2022 and December 31, 2021, respectively. The Partnership was in compliance with all debt covenants as of March 31, 2022.

QUARTERLY CASH DISTRIBUTION

The Partnership has declared a quarterly cash distribution of $0.005 per unit for the quarter ended March 31, 2022. The distribution is payable on May 13, 2022 to common unitholders of record as of the close of business on May 6, 2022. The ex-dividend date for the cash distribution is May 5, 2022.

QUALIFIED NOTICE TO NOMINEES

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

RESULTS OF OPERATIONS

The Partnership had net income for the three months ended March 31, 2022 of $11.5 million, or $0.29 per limited partner unit. The Partnership had net income for the three months ended March 31, 2021 of $2.5 million, or $0.06 per limited partner unit. Adjusted EBITDA for the three months ended March 31, 2022 was $40.0 million compared to $30.9 million for the three months ended March 31, 2021. Net cash provided by operating activities for the three months ended March 31, 2022 was $28.4 million, compared to $3.9 million for the three months ended March 31, 2021. Distributable cash flow for the three months ended March 31, 2022 was $20.9 million compared to $12.8 million for the three months ended March 31, 2021.

Revenues for the three months ended March 31, 2022 were $279.2 million compared to $201.0 million for the three months ended March 31, 2021.

EBITDA, adjusted EBITDA, distributable cash flow and adjusted free cash flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below a table entitled "Reconciliation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow" in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included, contains a comparison of the Partnership’s adjusted EBITDA for the first quarter 2022 to the Partnership's adjusted EBITDA for the first quarter 2021.

2022 REVISED FINANCIAL GUIDANCE

The Partnership now expects to generate adjusted EBITDA between $110 million and $120 million for full-year 2022, compared to the original adjusted EBITDA guidance of between $100 million and $110 million. Revised guidance assumptions include a slight contraction in margins in the second half of the year as continued supply chain disruptions and rising inflation impact all segments with margin-based business lines. Offsetting these negative items, we expect demand for our land transportation assets to continue to increase, and anticipate increasing utilization in our inland marine division and the benefit of a full year term contract for our offshore unit.

Distributable cash flow is now expected to be between $37 million and $47 million for full-year 2022, compared to the original distributable cash flow guidance of between $31 million and $41 million. Adjusted free cash flow is now expected to be between $29 million and $39 million, compared to the original adjusted free cash flow guidance of between $23 million and $33 million.

MMLP does not intend at this time to provide financial guidance beyond 2022.

The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort as the adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with a reasonable degree of certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant.

Investors' Conference Call

Date: Thursday, April 21, 2022
Time: 8:00 a.m. CT (please dial in by 7:55 a.m.)
Dial In #: (833) 900-2398
Conference ID: 8536096

Replay Dial In # (800) 770-2030 – Conference ID: 8536096

A webcast of the conference call will also be available by visiting the Events and Presentations section under Investor Relations on our website at www.MMLP.com.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn and Facebook.

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the current and potential impacts of the COVID-19 pandemic generally (including variants of the virus), on an industry-specific basis, and on the Partnership’s specific operations and business, (ii) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, and (iii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist the Partnership's management in assessing its business, it uses the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), adjusted EBITDA (as defined below) distributable cash flow available to common unitholders (“distributable cash flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("adjusted free cash flow"). The Partnership's management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") to analyze its performance.

Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA and Adjusted EBITDA. The Partnership defines adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments. Adjusted EBITDA is used as a supplemental performance and liquidity measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of the Partnership's assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, and make cash distributions to its unitholders; and
•its operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

The GAAP measures most directly comparable to adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because the Partnership has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the Partnership has capital assets, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, the Partnership believes that it is important to consider net income (loss) and net cash provided by (used in) operating activities as determined under GAAP, as well as adjusted EBITDA, to evaluate its overall performance.

Distributable Cash Flow. The Partnership defines distributable cash flow as net cash provided by (used in) operating activities less cash received (plus cash paid) for closed commodity derivative positions included in accumulated other comprehensive income (loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions it expects to pay unitholders. Distributable cash flow is also an important financial measure for the Partnership's unitholders since it serves as an indicator of its success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

Adjusted Free Cash Flow. The Partnership defines adjusted free cash flow as distributable cash flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted free cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. The Partnership believes that adjusted free cash flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. The Partnership's calculation of adjusted free cash flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to distributable cash flow and adjusted free cash flow is net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow should not be considered alternatives to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Distributable cash flow and adjusted free cash flow have important limitations because they exclude some items that affect net income (loss), operating income (loss), and net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, the Partnership believes that it is important to consider net cash provided by (used in) operating activities determined under GAAP, as well as distributable cash flow and adjusted free cash flow, to evaluate its overall liquidity.

Contact:

Sharon Taylor - Vice President & Chief Financial Officer
(877) 256-6644
investor.relations@mmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Cash	$312	$52
Accounts and other receivables, less allowance for doubtful accounts of $272 and $311, respectively	84,063	84,199
Inventories	54,278	62,120
Due from affiliates	20,925	14,409
Fair value of derivatives	175	—
Other current assets	10,403	12,908
Total current assets	170,156	173,688

Property, plant and equipment, at cost	903,095	898,770
Accumulated depreciation	(562,485)	(553,300)
Property, plant and equipment, net	340,610	345,470

Goodwill	16,823	16,823
Right-of-use assets	25,238	21,861
Deferred income taxes, net	18,900	19,821
Other assets, net	2,381	2,198
Total assets	$574,108	$579,861

Liabilities and Partners’ Capital (Deficit)
Current installments of long-term debt and finance lease obligations	$226	$280
Trade and other accounts payable	77,276	70,342
Product exchange payables	685	1,406
Due to affiliates	3,400	1,824
Income taxes payable	925	385
Other accrued liabilities	18,719	29,850
Total current liabilities	101,231	104,087

Long-term debt, net	483,151	498,871
Finance lease obligations	3	9
Operating lease liabilities	18,841	15,704
Other long-term obligations	8,861	9,227
Total liabilities	612,087	627,898

Commitments and contingencies
Partners’ capital (deficit)	(37,539)	(48,853)
Accumulated other comprehensive income (loss)	(440)	816
Total partners’ capital (deficit)	(37,979)	(48,037)
Total liabilities and partners' capital (deficit)	$574,108	$579,861

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Terminalling and storage *	$19,413	$18,378
Transportation *	46,710	29,815
Sulfur services	3,084	2,950
Product sales: *
Natural gas liquids	120,563	98,085
Sulfur services	56,039	31,885
Terminalling and storage	33,392	19,861
	209,994	149,831
Total revenues	279,201	200,974

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas liquids *	107,098	79,135
Sulfur services *	37,785	21,214
Terminalling and storage *	26,699	14,502
	171,582	114,851
Expenses:
Operating expenses *	56,495	44,634
Selling, general and administrative *	11,203	10,609
Depreciation and amortization	14,486	14,434
Total costs and expenses	253,766	184,528

Other operating income (loss), net	14	(760)
Operating income	25,449	15,686

Other income (expense):
Interest expense, net	(12,429)	(12,953)
Other, net	(1)	—
Total other expense	(12,430)	(12,953)

Net income before taxes	13,019	2,733
Income tax expense	(1,541)	(222)
Net income	11,478	2,511
Less general partner's interest in net income	(229)	(50)
Less income allocable to unvested restricted units	(30)	(10)
Limited partners' interest in net income	$11,219	$2,451

Net income per unit attributable to limited partners - basic	$0.29	$0.06
Net income per unit attributable to limited partners - diluted	$0.29	$0.06
Weighted average limited partner units - basic	38,722,246	38,692,609
Weighted average limited partner units - diluted	38,738,843	38,705,641

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Three Months Ended
	March 31,
	2022	2021
Revenues:*
Terminalling and storage	$16,204	$15,306
Transportation	6,288	4,010
Product Sales	321	114
Costs and expenses:*
Cost of products sold: (excluding depreciation and amortization)
Sulfur services	2,676	2,535
Terminalling and storage	9,651	4,568
Expenses:
Operating expenses	21,380	18,368
Selling, general and administrative	8,808	8,680

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2022	2021

Net income	$11,478	$2,511
Changes in fair values of commodity cash flow hedges	(440)	—
Comprehensive income	$11,038	$2,511

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CAPITAL (DEFICIT)
(Unaudited)
(Dollars in thousands)

	Partners’ Capital (Deficit)
	Common Limited		General Partner Amount	Accumulated Other Comprehensive Income (Loss)
	Units	Amount			Total
Balances - January 1, 2021	38,851,174	$(48,776)	$1,905	$—	$(46,871)
Net income	—	2,461	50	—	2,511
Issuance of restricted units	42,168	—	—	—	—
Forfeiture of restricted units	(83,436)	—	—	—	—
Cash distributions	—	(193)	(4)	—	(197)
Unit-based compensation	—	240	—	—	240
Purchase of treasury units	(7,156)	(17)	—	—	(17)
Balances - March 31, 2021	38,802,750	$(46,285)	$1,951	$—	$(44,334)

Balances - January 1, 2022	38,802,750	$(50,741)	$1,888	$816	$(48,037)
Net income	—	11,249	229	—	11,478
Issuance of restricted units	34,200	—	—	—	—
Cash distributions	—	(194)	(4)	—	(198)
Unit-based compensation	—	34	—	—	34
Changes in fair values of commodity cash flow hedges	—	—	—	(1,256)	(1,256)
Balances - March 31, 2022	38,836,950	$(39,652)	$2,113	$(440)	$(37,979)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income	$11,478	$2,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,486	14,434
Amortization of deferred debt issuance costs	783	755
Deferred income tax expense	921	75
(Gain) loss on sale of property, plant and equipment, net	(14)	760
Derivative (income) loss	(816)	1,436
Net cash paid for commodity derivatives	(615)	(1,655)
Non cash unit-based compensation	34	240
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	136	(12,484)
Inventories	7,842	15,070
Due from affiliates	(6,516)	(7,406)
Other current assets	2,434	633
Trade and other accounts payable	8,650	1,984
Product exchange payables	(721)	(136)
Due to affiliates	1,576	779
Income taxes payable	540	140
Other accrued liabilities	(11,002)	(13,370)
Change in other non-current assets and liabilities	(821)	88
Net cash provided by operating activities	28,375	3,854

Cash flows from investing activities:
Payments for property, plant and equipment	(10,216)	(2,514)
Payments for plant turnaround costs	(1,435)	(1,674)
Proceeds from sale of property, plant and equipment	297	3
Net cash used in investing activities	(11,354)	(4,185)

Cash flows from financing activities:
Payments of long-term debt	(120,000)	(87,790)
Payments under finance lease obligations	(59)	(2,431)
Proceeds from long-term debt	103,500	87,000
Purchase of treasury units	—	(17)
Payment of debt issuance costs	(4)	(80)
Cash distributions paid	(198)	(197)
Net cash used in financing activities	(16,761)	(3,515)

Net increase (decrease) in cash	260	(3,846)
Cash at beginning of period	52	4,958
Cash at end of period	$312	$1,112
Non-cash additions to property, plant and equipment	$1,514	$2,855

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Unaudited)
(Dollars and volumes in thousands, except BBL per day)

Terminalling and Storage Segment

Comparative Results of Operations for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Variance	Percent Change
	2022	2021
	(In thousands, except BBL per day)
Revenues:
Services	$20,956	$19,959	$997	5%
Products	33,427	19,875	13,552	68%
Total revenues	54,383	39,834	14,549	37%

Cost of products sold	27,197	14,941	12,256	82%
Operating expenses	13,912	12,793	1,119	9%
Selling, general and administrative expenses	1,711	1,499	212	14%
Depreciation and amortization	7,606	7,105	501	7%
	3,957	3,496	461	13%
Other operating loss, net	(43)	(66)	23	35%
Operating income	$3,914	$3,430	$484	14%

Shore-based throughput volumes (guaranteed minimum) (gallons)	20,000	20,000	—	—%
Smackover refinery throughput volumes (guaranteed minimum) (BBL per day)	6,500	6,500	—	—%

Transportation Segment

Comparative Results of Operations for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Revenues	$51,897	$33,969	$17,928	53%
Operating expenses	39,202	29,504	9,698	33%
Selling, general and administrative expenses	2,170	1,800	370	21%
Depreciation and amortization	3,573	3,998	(425)	(11)%
	6,952	(1,333)	8,285	622%
Other operating income, net	29	(4)	33	825%
Operating income	$6,981	$(1,337)	$8,318	622%

Sulfur Services Segment

Comparative Results of Operations for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Revenues:
Services	$3,084	$2,950	$134	5%
Products	56,039	31,885	24,154	76%
Total revenues	59,123	34,835	24,288	70%

Cost of products sold	39,258	22,423	16,835	75%
Operating expenses	3,028	2,009	1,019	51%
Selling, general and administrative expenses	1,504	1,241	263	21%
Depreciation and amortization	2,709	2,720	(11)	—%
	12,624	6,442	6,182	96%
Other operating income, net	28	—	28
Operating income	$12,652	$6,442	$6,210	96%

Sulfur (long tons)	114	73	41	56%
Fertilizer (long tons)	84	95	(11)	(12)%
Total sulfur services volumes (long tons)	198	168	30	18%

Natural Gas Liquids Segment

Comparative Results of Operations for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Products revenues	$120,566	$98,085	$22,481	23%
Cost of products sold	111,156	82,512	28,644	35%
Operating expenses	1,066	995	71	7%
Selling, general and administrative expenses	1,722	2,207	(485)	(22)%
Depreciation and amortization	598	611	(13)	(2)%
	6,024	11,760	(5,736)	(49)%
Other operating loss, net	—	(690)	690	100%
Operating income	$6,024	$11,070	$(5,046)	(46)%

NGL sales volumes (Bbls)	1,597	2,145	(548)	(26)%

Unallocated Selling, General and Administrative Expenses

Comparative Results of Operations for the Three and Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Indirect selling, general and administrative expenses	$4,122	$3,919	$203	5%

Non-GAAP Financial Measures

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the years ended March 31, 2022 and 2021, which represents EBITDA, Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,

	2022	2021
	(in thousands)
Net income	$11,478	$2,511
Adjustments:
Interest expense	12,429	12,953
Income tax expense	1,541	222
Depreciation and amortization	14,486	14,434
EBITDA	39,934	30,120
Adjustments:
(Gain) loss on disposition of property, plant and equipment	(14)	760
Unrealized mark-to-market on commodity derivatives	—	(219)
Unit-based compensation	34	240
Adjusted EBITDA	39,954	30,901

Reconciliation of Net Cash provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended March 31,

	2022	2021
	(in thousands)
Net cash provided by operating activities	$28,375	$3,854
Interest expense [1]	11,646	12,198
Current income tax expense	620	147
Commodity cash flow hedging gains reclassified to earnings	816	—
Net cash paid for closed commodity derivative positions included in AOCI	615	—
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	(3,896)	4,187
Trade, accounts and other payables, and other current liabilities	957	10,603
Other	821	(88)
Adjusted EBITDA	39,954	30,901
Adjustments:
Interest expense	(12,429)	(12,953)
Income tax expense	(1,541)	(222)
Deferred income taxes	921	75
Amortization of deferred debt issuance costs	783	755
Payments for plant turnaround costs	(1,435)	(1,674)
Maintenance capital expenditures	(5,399)	(4,071)
Distributable Cash Flow	20,854	12,811
Principal payments under finance lease obligations	(59)	(2,431)
Expansion capital expenditures	(3,101)	(830)
Adjusted Free Cash Flow	$17,694	$9,550

1 Net of amortization of debt issuance costs and discount, which are included in interest expense but not included in net cash provided by operating activities.